Exhibit 99.1

TCR2 Therapeutics Announces Commercial Cell Therapy Leader Shawn Tomasello Joins its Board of Directors

CAMBRIDGE, Mass., February 4, 2021 — TCR2 Therapeutics Inc. (Nasdaq: TCRR) (“TCR2” or the “Company”), a clinical-stage immunotherapy company with a pipeline of novel T cell therapies for patients suffering from cancer, today announced the appointment of Shawn Tomasello to its Board of Directors. With more than 35 years of broad commercial and medical affairs experience in the biotechnology industry, Ms. Tomasello has successfully built and led commercial operations at several companies, including Pharmacyclics, Celgene and Genentech. Her most recent role as Chief Commercial Officer at Kite Pharma involved establishing the infrastructure for manufacture and launch of T-cell therapy Yescarta® for non-Hodgkin lymphoma.

“Shawn has an outstanding track record in overseeing commercial and medical affairs efforts at significant oncology companies that will be invaluable to our leadership team at TCR2 as we near the advancement of gavo-cel into Phase 2 clinical trials,” said Garry Menzel, Ph.D., President and Chief Executive Officer of TCR2 Therapeutics. “As with all of our board members, she is specifically an expert in the field of cell therapy and will help us make the right decisions as we broaden the use of our unique TRuC platform by expanding our novel pipeline and establish a larger commercial footprint to support that growth. We are delighted to welcome her to the team and accelerate our quest to provide meaningful therapies to cancer patients.”

Ms. Tomasello served as the Chief Commercial Officer of Kite Pharma, where she oversaw the global commercialization of Yescarta, from 2015 to 2018 including through its acquisition by Gilead for $11.9 billion in October 2017. She was previously Chief Commercial Officer at Pharmacyclics, where she led commercial and medical affairs activities for Imbruvica®, a first-in-class treatment for hematologic malignancies, from August 2014 until its acquisition by AbbVie for $21.0 billion in August 2015. Prior to Pharmacyclics, Ms. Tomasello served in leading commercial roles with multiple major pharmaceutical companies, including Celgene as President of the Americas Hematology and Oncology, where she led the company through five successful product launches encompassing 11 indications and played a critical role in acquisitions. Ms. Tomasello received her B.S. in Marketing from the University of Cincinnati and her M.B.A. from Murray State University in Kentucky.

“With their leading TRuC platform and excellent early solid tumor clinical data, TCR2 is well positioned to become one of the next integral companies in the evolution of cell therapies and I am thrilled to become a member of their Board of Directors,” said Ms. Tomasello. “The degree of innovation in the TCR2 pipeline supports the breadth of opportunities beyond the early promise of gavo-cel with solid tumors overexpressing mesothelin. I look forward to offering my insights in cell therapy and commercial strategy as the company continues its rapid progress.”

About TCR2 Therapeutics

TCR2 Therapeutics Inc. is a clinical-stage immunotherapy company developing a pipeline of novel T cell therapies for patients suffering from solid tumors and hematological malignancies. TCR2’s proprietary T cell receptor (TCR) Fusion Construct T cells (TRuC®-T cells) specifically recognize and kill cancer cells by harnessing signaling from the entire TCR, independent of human leukocyte antigens (HLA). In preclinical studies, TRuC-T cells have demonstrated superior anti-tumor activity compared to chimeric antigen receptor T cells (CAR-T cells), while exhibiting lower levels of cytokine release. The Company’s lead TRuC-T cell product candidate targeting solid tumors, TC-210, is currently being studied in a Phase 1/2 clinical trial to treat patients with mesothelin-positive non-small cell lung cancer (NSCLC), ovarian cancer, malignant pleural/peritoneal mesothelioma, and cholangiocarcinoma. The Company’s lead TRuC-T cell product candidate targeting hematological malignancies, TC-110, is currently being studied in a Phase 1/2 clinical trial to treat patients with CD19-positive adult acute lymphoblastic leukemia (aALL) and with aggressive or indolent non-Hodgkin lymphoma (NHL).

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The use of words such as “may,” “will,” “could,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “seeks,” “endeavor,” “potential,” “continue” or the negative of such words or other similar expressions can be used to identify forward-looking statements. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, express or implied statements regarding the therapeutic potential of gavo-cel, future clinical and pre-clinical development plans for the Company’s TRuC-T cells, their potential characteristics, applications and clinical utility, and the potential therapeutic applications of the Company’s TRuC-T cell platform. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in TCR2’s Annual Report on Form 10-K filed on March 30, 2020, as updated by its most recent Quarterly Report on Form 10-Q and its other filings made with the SEC from time to time, including those contained or incorporated by reference in the preliminary prospectus supplement and accompanying prospectus related to the public offering filed with the SEC. Although TCR2’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by TCR2. As a result, you are cautioned not to rely on these forward-looking statements. Any forward-looking statement made in this press release speaks only as of the date on which it is made. TCR2 undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Investor and Media Contact:

Carl Mauch

Director, Investor Relations and Corporate Communications

TCR2 Therapeutics Inc.

(617) 949-5667

carl.mauch@tcr2.com